Exhibit 2

Execution Copy

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 19, 2009, between Sergeant’s Pet Care Products, Inc., Inc., a Nevada corporation (the “Buyer”), and MGP Ingredients, Inc., a Kansas corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller is in the business of manufacturing and marketing formulated pet treat products (the “Pet Treat Business”) at its location at 16 Kansas Avenue, Kansas City, Kansas (the “Manufacturing Location”); and

WHEREAS, the Buyer wishes to purchase or acquire (directly or indirectly through subsidiaries) from Seller, and Seller wishes to sell, assign and transfer to the Buyer, substantially all of the assets and properties held in connection with, necessary for, or material to the Pet Treat Business, including, but not limited to, the Owned Real Property and the pet treat equipment at the Manufacturing Location, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE ASSETS

1.1.          Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Seller will sell, transfer, convey and assign to the Buyer Parties, as directed by Buyer, and the Buyer Parties will purchase or acquire from the Seller, all right, title and interest of the Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) primarily relating to or used or held for use in connection with the Pet Treat Business, including the Owned Real Property legal described as set forth on Schedule 1.1 and the physical assets located at the Manufacturing Location, as the same may exist on the Closing Date, (collectively, the “Assets”), including without limitation all those items in the following categories that conform to the definition of the term “Assets”:

(a)           all machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) located at the Manufacturing Location, including but not limited to as identified on Schedule 1.1 (a);

(b)           all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used in the Pet Treat Business and those spare parts, replacement and component parts and tools related to the Manufacturing Location (collectively, the “Inventories”), including Inventories previously purchased and in transit to Seller at the Manufacturing Location;

(c)           all rights (including but not limited to any and all Intellectual Property rights) in and to the products sold and the formulas used in the Pet Treat Business;

(d)           all of the rights of the Seller under all contracts, arrangements, licenses, leases and other agreements set forth on Schedule 1.1(d) (the “Assumed Contracts”);

(e)           all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items related to the Pet Treat Business;

(f)            all Intellectual Property, including but not limited to the Intellectual Property listed on Schedule 3.1.19 (a), and all rights there under or in respect thereof primarily relating to or used or held for use in connection with the Pet Treat Business, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights included in the other clauses of this Section 1.1, the “Intellectual Property Assets”); provide, however, the Seller shall not transfer the Trademarks;

(g)           all books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the headquarters of Seller, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files related to the Pet Treat Business;

(h)           to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefore related to the operation of the i) Pet Treat Business or the ii) the Manufacturing Location, including but not limited to those identified on Schedule 1.1 (h);

(i)            all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to the Pet Treat Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise; and

(k)           all guarantees, warranties, indemnities and similar rights in favor of the Seller with respect to any Asset.

Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to the Buyer Parties, as directed by the Buyer, free and clear of all liabilities, obligations, liens and encumbrances excepting only Assumed Liabilities and Permitted Liens.

1.2.          Excluded Assets. The Buyer shall not acquire and Seller shall retain and not transfer the following assets (collectively, the “Excluded Assets”):

(a)           all assets of Seller and its subsidiaries that are not included in the described Assets, including those used in Seller’s other lines of business;

(b)           cash and cash equivalents, account receivables, and all note receivables;

(c)           the names and marks “MGP Ingredient Inc.” and derivatives thereof;

(d)                                 the equipment at the Manufacturing Location utilized for the production of Wheatex®, as identified on Schedule 1.2 (d), the Wheatex® trademark and all intellectual property and know-how associated with the Wheatex Product;

(e)                                  all customer-owned molds and all customer-owned intellectual property and rights of use thereof related to the Pet Treat Business;

(f)                                    perpetual joint ownership interest within the meaning of 35 U.S.C. §262 in U.S. Patent 5,665,152 (the “‘152 Patent”) as further defined and set forth in a Joint Ownership Agreement in the form attached as Exhibit D with respect to the ‘152 Patent to be entered into by the parties at Closing; and

(g)                                 all of Seller’s right, title and interest in the vacant tract of land north of the Owned Real Property.

ARTICLE II

THE CLOSING

2.1.          Place and Date. The closing of the sale and purchase of the Assets (the “Closing”) shall take place at 10:00 A.M. local time on the 21st day of August, 2009, at the offices of Lathrop & Gage LLP, 2345 Grand Boulevard, Suite 2200, Kansas City, Missouri 64108, or such other time and place upon which the parties may agree. The day on which the closing actually occurs is herein sometimes referred to as the “Closing Date”.

2.2.          Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay or cause to be paid to Seller an aggregate of U.S. $3,585,110 (the “Purchase Price”) and to assume or cause the Buyer to assume the Assumed Liabilities as provided in Section 2.4. The following portions of the Purchase Price shall be payable at the respective Closing, in separate payments, as follows:

(a)           By the wire transfer, the sum of $3,585,110 in immediately available funds to such bank account or accounts as per written instructions of Seller, given to the Buyer prior to the Closing to which such payment relates; and

(b)           In addition to the foregoing Buyer shall pay Seller earn-out payments in an amount equal to  40% of the Pet Treat Income for the period from August 1, 2009 through July 31, 2010, such amount payable on November 1, 2010; 20% of the net income of the Pet Treat Income for the period from August 1, 2010 through July 31, 2011, such amount payable on November 1, 2011; 10% of the net income of the Pet Treat Income for the period from August 1, 2011 through July 31, 2012, such amount payable on November 1, 2012. Net income shall be computed in accordance with GAAP by the Buyer. Together with each earn-out payment, Buyer shall provide a calculation of the net income of the Pet Treat Income for such period and, upon Seller’s request, Buyer shall also provide any supporting documentation reasonably requested by Seller to enable Seller to verify the earn-out payment calculation.

2.3.          Allocation of Purchase Price.

(a)           The Purchase Price shall be allocated among the Assets in accordance with an allocation schedule to be initially prepared by Buyer and approved by Seller at or before Closing.

Such allocation schedule shall be prepared in accordance with section 1060 of the Code. Such allocation schedule shall be prepared in accordance with the requirements of applicable tax law.

(b)           In connection with the determination of the foregoing allocation schedules, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedules.

2.4.          Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing the Buyer shall assume and agree to pay, honor and discharge when due the liabilities, obligations and commitments (x) arising out of the Assumed Contract, but not including any obligation or liability for any breach thereof occurring prior to the Closing Date or (y) listed on Schedule 2.4(a)(ii) (collectively, the “Assumed Liabilities”).The parties shall execute an “Assumption Agreement” evidencing Buyer’s assumption of these liabilities.

2.5.          Excluded Liabilities. Notwithstanding the provisions of Section 2.4 or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any other liabilities, obligations or commitments arising from activities conducted prior to the Closing, included but not limited to any liability of the Seller, regardless of when such liability arose (the “Excluded Liabilities”).

2.6.          Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval or Assumed Contract or any claim, right or benefit arising there under or resulting there from if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyer or  Seller there under; and any transfer or assignment to the Buyer by  Seller of any interest under any such Governmental Approval or Assumed Contract that requires the consent of a third party shall be made subject to such consent or approval being obtained.

2.7.          Prorations.    The following items shall be adjusted or prorated between Seller and Buyer:

(a)           Ad valorem taxes relating to the Owned Real Property for 2009 shall be prorated between Seller and Buyer as of the Closing Date.  If the ad valorem taxes for such calendar year have not been determined on the Closing Date, the proration shall be estimated based upon the ad valorem taxes for the calendar year immediately preceding the calendar year in which the Closing Date occurs, but such proration shall be subject to adjustment between the parties when the actual ad valorem taxes are determined for the calendar year in which the Closing Date occurs.  Seller shall pay any installments of special assessments for any periods prior to the Closing Date.

(b)           All utilities and similar operating expenses of the Owned Real Property shall be prorated at the Closing effective as of the Closing Date.  If the exact amount of any item to be prorated is not known as of the Closing Date, the proration shall be based upon the exact amount of the item when it is known, the proration shall be adjusted, if necessary, and appropriate cash adjustments shall be made by Buyer and Seller if necessary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.          Representations and Warranties of Seller. As of the date hereof and as of the Closing Date, Seller represents and warrants to the Buyer Parties as follows:

3.1.1.       Authorization. etc. Seller has the corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it will be a party, to perform fully its obligations there under, and to consummate the transactions contemplated thereby. The execution and delivery by  Seller of this Agreement and the consummation of the transactions contemplated hereby, have been, and on the Closing Date each of the Collateral Agreements to which the Seller will be a party and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate action of the Seller.  Seller has duly executed and delivered this Agreement and on the Closing Date the Seller will have duly executed and delivered each of the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which Seller is a party will be, legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

3.1.2.       Corporate Status.

(a)           The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on the Pet Treat Business and to own or lease and to operate the Manufacturing Location as and in the places where such Pet Treat Business is conducted.

(b)           The Seller is duly qualified and is in good standing in Kansas, which is the only jurisdiction in which the operation of the Pet Treat Business or the character of the properties owned, leased or operated by it in connection with the Pet Treat Business makes such qualification necessary.

(c)           The Seller is not in violation of any provisions of its certificate of incorporation or by-laws or other organizational documents.

3.1.3.       No Conflicts, etc. The execution, delivery and performance by Seller of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the Assets under (i) any Applicable Law applicable to Seller or any Affiliate thereof or any of the properties or assets of Seller (including but not limited to the Assets), (ii) the certificate of incorporation or by-laws or other organizational documents of Seller or (iii) except as set forth in Schedule 3.1.3, any Contract or other contract, agreement or other instrument to which Seller or any Affiliate thereof is a party or by which Seller or any of their properties or assets, including but not limited to the Assets, may be bound or affected.  Except as specified in Schedule 3.1.3, no Governmental Approval or other Consent is required to be obtained or made by any Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated thereby.

3.1.4.       Financial Statements. Etc.

(a)           Financial Statements.  Seller has delivered to the Buyer unaudited profit and loss statements of the Pet Treat Business for the monthly periods beginning on July 1, 2007 through May 31, 2009 ( the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, but are divisional statements that do not contain notes and are subject to normal end of period and audit adjustments.  The Financial Statements present fairly the results of operations of the Pet Treat Business for the periods indicated and have been prepared and, when delivered will have been prepared in all material respects on a basis consistent with Seller’s books and records.

(b)           Other Financial Information. Schedule 3.1.4(b) sets forth the sales attributable to each customer of the Pet Treat Business for the last two fiscal years.

3.1.5.       Absence of Undisclosed Liabilities. Seller has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, which may impose a lien upon the assets or which may be payable by the Buyer, other than the Assumed Liabilities or as otherwise disclosed in this Agreement.

3.1.6.       Taxes.

(a)           The Seller has (or by the Closing will have) duly and timely filed all Tax Returns relating to the Assets required to be filed on or before the Closing Date (“Returns”). Except for Taxes set forth on Schedule 3.1.6(a), which are being contested in good faith, all Taxes have (or by the Closing Date will have) been duly and timely paid. All Taxes required to be withheld by or on behalf of the Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Pet Treat Business (“Withholding Taxes”) have been withheld, and such withheld taxes have either been duly and timely paid to the proper Governmental Authorities or escrowed in accounts solely for such purpose.

(b)           No agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes or Withholding Taxes related to the Pet Treat Business, and no power of attorney with respect to any such Taxes, has been filed with the IRS or any other Governmental Authority, other than powers of attorney applicable to the Seller’s tax returns generally.

(c)           Except as set forth on Schedule 3.1.6(c), (i) there are no Taxes or Withholding Taxes related to the Pet Treat Business asserted in writing by any Governmental Authority to be due and (ii) no issue has been raised in writing by any Governmental Authority in the course of any audit with respect to any such Taxes or Withholding Taxes related to the Pet Treat Business. Except as set forth on Schedule 3.1.6(c), no Taxes and no Withholding Taxes related to the Pet Treat Business are currently under audit by any Governmental Authority. Except as set forth on Schedule 3.1.6(c), neither the IRS nor any other Governmental Authority is now asserting or, to the Knowledge of Seller, threatening to assert against Seller any deficiency or claim for additional Taxes or any adjustment of Taxes related to the Pet Treat Business, if the payment of such deficiency or claim would have a Material Adverse Effect and there is no reasonable basis for any such assertion of which Seller is or reasonably should be aware.

(d)           Buyer will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Assets to Buyer.

(e)           Except as set forth on Schedule 3.1.6(e), there is no litigation or administrative appeal pending or, to the Knowledge of Seller, threatened against or relating to Seller in connection with Taxes, if such Taxes would impose a Lien on the Assets or be properly assessed against Buyer.

3.1.7.       Absence of Changes. Except as set forth in Schedule 3.1.7, since the January 1, 2009, the Seller has conducted the Pet Treat Business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Pet Treat Business or the Assets:

(a)           suffered any Material Adverse Effect;

(b)           incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or Pet Treat Business obligations incurred in connection with the purchase of goods or services in the ordinary course of Pet Treat Business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could have a Material Adverse Effect;

(c)           discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities incurred since the date thereof in the ordinary course of Pet Treat Business consistent with prior practice;

(d)           assigned, mortgaged, pledged or otherwise subjected to Lien, any Asset;

(e)           sold, transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of Pet Treat Business, or forgiven, canceled or compromised any debt or claim, or waived or released any right, of substantial value;

(f)            received any notice of termination of any contract, lease or other agreement related to the Assets or suffered any damage, destruction or loss (whether or not covered by insurance);

(g)           transferred or granted any rights or licenses under, or entered into, any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

(h)           made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of Seller relating to the Pet Treat Business, other than in the ordinary course of business;

(i)            encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

(j)            failed to maintain inventories and supplies in a normal and customary manner consistent with its prior practice or made any purchase commitment in excess of or less than the normal, ordinary and usual requirements;

(k)           made any capital expenditures or capital additions or improvements in excess of an aggregate of $15,000;

(1)           instituted, settled or agreed to settle any litigation, action or proceeding before any court or government; body relating to the Assets involving amounts in excess of $15,000;

(m)          (i) entered into any transaction, contract or commitment related specifically to the Pet Treat Business other than in the ordinary course of the Pet Treat Business or (ii) breached any contract or commitment;

(n)           made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefore or in policies of employment;

(o)           delayed payment of any trade payables or other obligations, or made any other cash payments other than in the ordinary course of Pet Treat Business;

(p)           failed to maintain all of the Assets in good repair, working order and operating condition;

(q)           failed to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried in connection with the Pet Treat Business; or

(r)            taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

3.1.8.       Litigation. Except as set forth on Schedule 3.1.8, there is no action, claim; demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against or relating to Seller in connection with the Assets or against or relating to the transactions contemplated by this Agreement. Except as set forth in Schedule 3.1.8, no citations, fines or penalties have been asserted against any Seller with respect to the Assets under any Environmental Law or any foreign, federal, state or local law relating to occupational health or safety.

3.1.9.       Compliance with Laws, Governmental Approvals and Consents; Governmental Contracts.

(a)           Except as disclosed in Schedule 3.1.9(a) Seller has complied with all Applicable Laws applicable to the Pet Treat Business and the Assets, and Seller has not received any written notice alleging any such conflict, violation, breach or default.

(b)           Schedule 3.1.9(b) sets forth all Governmental Approvals and other Consents necessary for or otherwise material to, the conduct of the Pet Treat Business and the ownership and operation of the Assets as they are currently operated.  Except as set forth in Schedule 3.1.9(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and Seller is in compliance with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Pet Treat Business.

(c)           Schedule 3.1.9(c) sets forth all Contracts related to the Pet Treat Business or the Assets with any Governmental Authority.

(d)           To the Knowledge of Seller, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings applicable to the Owned Real Property which are reasonably likely to materially affect the use and ownership of the Owned Real Property as currently used by Seller.

3. l.10.     Operation of the Pet Treat Business. Except as set forth in Schedule 3.1.10, (a) Seller has conducted the Pet Treat Business only through Seller and not through any other entity and (b) no part of the Pet Treat Business is operated by Seller through any entity other than Seller.

3.1.11.     Assets. Except as disclosed in Schedule 3.1.11, the Seller has good and marketable title to all the Assets free and clear of any and all Liens other than Permitted Liens. The Assets, together with the services and arrangements described in the Collateral Agreements, comprise all assets and services required for (i) the continued conduct of the Pet Treat Business by the Buyer as such business is now being conducted, and the (ii) operation of the Manufacturing Location as now conducted.  The Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in good repair and operating condition for their current use. Except as disclosed in this Agreement, none of the Assets are subject to any lease or license.

3.1.12.     Contracts.

(a)           Schedule 3.1.12(a) contains a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) (x) by which any of the Assets are bound or affected or (y) to which any Seller is a party and by which it is bound in connection with the Pet Treat Business or the Assets, in each case excepting contracts related to the Liens set forth on Schedule 3.1.11 to be released at or before Closing (the “Contracts”).

(b)           The Seller has delivered to the Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.1.12(a).

(c)           All Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default there under on the part of any Seller or, to the Knowledge of Seller, any other party thereto except as set forth in Schedule 3.1.12(c) and except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and will not have or result in, a Material Adverse Effect and (ii) have not and will not materially impair the ability of Seller to perform its obligations under this Agreement and under the Collateral Agreements. Except as set forth in Schedule 3.1.3, no consent of any third party is required under any Assumed Contract as a result of or in connection with the execution, delivery and performance of this Agreement or any of the Collateral Agreements or the consummation of the transactions contemplated thereby.

(d)           The Seller does not have outstanding any power of attorney relating to the Assets.

3.1.13.     Territorial Restrictions.  Except as may be provided in any of the Assumed Contracts, the Buyer, solely as a result of its purchase of the Pet Treat Business from the Seller pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any Pet Treat Business anywhere in the world.

3.1.14.     Inventories. All Inventories are of good, usable and merchantable quality in all material respects and, except as set forth on Schedule 3.1.14, do not include obsolete or discontinued items. Except as set forth on Schedule 3.1.14, (a) all Inventories are of such quality as to meet the quality control standards of  Seller and any applicable governmental quality control standards, (b) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of the Pet Treat Business, (c) all Inventories are recorded on the books of the Pet Treat Business at the lower of cost or market value determined in accordance with GAAP and (d) no write-down in inventory has been made or should have been made pursuant to GAAP since January 1, 2009. Schedule 3.1.14 lists the locations of all Inventories.

3.1.15.     Customers.  Schedule 3.1.15 sets forth (a) the names and addresses of all customers of Seller as to the Pet Treat Business that ordered goods and services from such Seller with an aggregate value for each such customer of $5,000 or more during the twelve-month period ended May 31, 2009, and (b) the amount for which each such customer was invoiced during such period. Except as set forth on Schedule 3.1.15, Seller has not received any notice or has any reason to believe that any significant customer of Seller (i) has ceased, or will cease, to use the products, goods or services of the Pet Treat Business, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of the Pet Treat Business or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Pet Treat Business, including in each case after the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.1.15, to the Knowledge of the Seller, no customer of the Pet Treat Business described in clause (a) of the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

3.1.16.     Suppliers: Raw Materials. Schedule 3.1.16 sets forth (a) the names and addresses of all suppliers (including without limitation Seller and any Affiliates thereof) from which the Pet Treat Business ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $15,000 or more during the twelve-month period ended May 31, 2009, and (b) the amount for which each such supplier invoiced the Pet Treat Business during such period. Seller has not received any notice nor, except for general fluctuations in commodity prices, has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions materially similar to those used in its current sales to the Pet Treat Business, subject to general and customary price increases. To the Knowledge of the Seller, no supplier of the Pet Treat Business described in clause (a) of the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

3.1.17.     Products.

(a)           Warranties. Buyer has been furnished with complete and correct copies of the terms and conditions of sale for each of the products or services of Seller (containing applicable guaranty, warranty and indemnity provisions) currently sold with respect to the Pet Treat Business. Except as required by Applicable Law or as set forth on Schedule 3.1.17(a), no product manufactured, sold, or delivered by, or service rendered by or on behalf of, Seller is subject to any guaranty, warranty or other indemnity, express or implied, beyond such  terms and conditions.

(b)           Product Liability. Except as set forth on Schedule 3.1.17(b), Seller has no liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced by the Pet Treat Business prior to the Closing by, or service rendered prior to the Closing by or on behalf of, Seller or any predecessor thereto with respect to the Pet Treat Business, that is not fully and adequately disclosed to Buyer.

(c)           Rebates. Except as set forth on Schedule 3.1.17(c); Seller has not entered into, or offered to enter into, any agreement, contract commitment or other arrangement with respect to the Pet Treat Business (whether written or oral) pursuant to which such Seller is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer (“Rebate Obligations”).

(d)           Returns. No products of the Pet Treat Business sold prior to the Closing shall be returned by any purchaser of such products following the Closing.

3.1.18.     Absence of Certain Pet Treat Business Practices. The Seller, any officer, employee or agent of any Seller, or any other person acting on their behalf, has not, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Pet Treat Business (or assist the Seller in connection with any actual or proposed transaction relating to the Pet Treat Business) (i) which subjected or might have subjected any Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding,  (ii) for any of the purposes described in Section 162(c) of the Code.

3.1.19. Intellectual Property.

(a)           Title. Schedule 3.1.19(a) contains a complete and correct list of all Intellectual Property Assets (excluding the formulas described in Section 1.1(c), which shall be delivered by separate document to Buyer by Seller at the Closing) that are owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Pet Treat Business or the Assets (the “Owned Intellectual Property”). Except as set forth on Schedule 3.1.19(a), the Seller owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property Assets, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property Assets to be transferred to Buyer at Closing comprise all of the Intellectual Property necessary for the Buyer to conduct and operate the Pet Treat Business as now being conducted by the Seller.

(b)           Transfer. Immediately after the Closing, Buyer will own all of the Intellectual Property Assets except for the Trademarks and rights under agreements not assumed by Buyer.  Buyer will have a right to use the Wonderware software on the same terms and conditions as Seller’s rights in effect prior to the Closing.  The rights in the Intellectual Property Assets~~,~~ will be conveyed by Buyer free from any Liens (other than Permitted Liens).

(c)           No Infringement. The conduct of the Pet Treat Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the Knowledge of the Seller, none of the Intellectual Property Assets is being infringed or otherwise used or available for use, by any other Person.

(d)           Licensing Arrangements. Schedule 3.1.19(d) sets forth all agreements, arrangements or laws (i) pursuant to which Seller has licensed Intellectual Property Assets to, or the use of Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise).  Seller has delivered to the Buyer true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 3.1.19(d). Except as disclosed in this Agreement, all of the agreements or arrangements set forth on Schedule 3.1.19(d) (x) are in full force and effect in accordance with their terms and no default exists there under by Seller, or to the knowledge of Seller after due inquiry, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement.

(e)           No Intellectual Property Litigation. No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the Knowledge of the Seller, threatened in writing, which (i) challenges the rights of the Seller in respect of any Intellectual Property Assets, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.1.19(d), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.1.19(d). Except as set forth on Schedule 3.1.19(e), none of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of the Seller.

(f)            Due Registration. Etc. The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office, and the Seller has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the Assets.

(g)           Reserved

(h)           Software. The WonderWare software used to operate certain equipment included in the Assets is sufficient to operate such equipment in accordance with its current use.  Seller has a  sufficient number of licenses for the WonderWare software to operate the equipment in accordance with its current use.

(i)            Trademarks. The trademarks used by Seller in the Pet Treat Business are identified on Schedule 3.19(a) (the “Trademarks”). “). Following the Closing, Seller shall cease and desist from directly or indirectly using the Trademarks and shall not license the right to use the Trademarks to others, nor sell the Trademarks.  Seller shall abandon in due course all pending trademark applications with respect to the Pet Treat Business and shall cancel in due course all existing trademark registrations with respect to the Pet Treat Business, .  Seller shall have no liability of any kind to Buyer arising out of or relating to the existence of the applications or registrations after the Closing so long as Seller does not breach this Section 3.1.19(i).

3.1.20.     Insurance.  Seller has maintained insurance coverage for the Assets that is adequate and customary for the Assets and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar businesses or owning similar assets. Schedule 3.1.20 sets out all claims made by the Seller under any policy of insurance during the past two years with respect to the Assets.

3.1.21.     Real Property.

(a)           Owned Real Property. Schedule 3.1.21(a) contains the address and owner of each parcel of Owned Real Property. Seller owns fee simple title to the Owned Real Property and, except as set forth on Schedule 3.1.11, free and clear of all Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. The Owned Real Property constitutes all the fee and leasehold interests in real property held for use in connection with the Pet Treat Business and the Assets

(b)           [Reserved]

(c)           No Proceedings. There is no eminent domain or other similar proceedings pending or threatened in writing affecting any portion of the Owned Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Owned Real Property.

(d)           Current Use. The use and operation of the Owned Real Property does not violate any instrument of record or agreement affecting the Owned Real Property. There is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Owned Real Property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Owned Real Property since January 1, 2009, except as set forth in Schedule 3.1.20.

(e)           Compliance with Real Property Laws. The Owned Real Property is in compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Owned Real Property (collectively, the “Real Property Laws”), and Seller has not received any written notice of violation or claimed violation of any Real Property Law. To the Knowledge of Seller, there is no pending or anticipated change in any Real Property Law that will have or result in a Material Adverse Effect upon the ownership, alteration, use, occupancy or operation of the Owned Real Property or any portion thereof. To Seller’s Knowledge, no current use by Seller of the Owned Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of all or any portion of the Assets.

(f)            Real Property Taxes. Except as set forth on Schedule 3.1.21(f), each parcel included in the Owned Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel.

3.1.22.     Environmental Matters.

(a)           Permits. All Environmental Permits are identified in Schedule 3.1.22(a), and the Seller currently hold, and at all times has held, all such Environmental Permits necessary to the operation of the Assets and the Pet Treat Business. Seller has not been notified in writing by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the ordinary course of business.

(b)           No Violations. The Seller and their respective Affiliates have complied and are in compliance in all material respects with all Environmental Permits and all applicable Environmental Laws pertaining to the Owned Real Property (and the use, ownership or transferability thereof) and the Pet Treat Business. No Person has alleged in writing of any violation by Seller of any Environmental Permits or any applicable Environmental Law relating to the conduct of the Pet Treat Business or the use, ownership or transferability of the Owned Real Property.

(c)           No Actions. Except as set forth in Schedule 3.1.22(c), the Seller has not caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to (i) the environmental conditions on, under, or about the Owned Real Property or other properties or assets owned, leased or used by the Seller held for use in connection with, necessary for the conduct of, or otherwise material to, the Pet Treat Business, or (ii) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Substances on the Owned Real Property other than in accordance with Applicable Law.

(d)           Other. Except asset forth in Schedule 3.1.22(d):

(i)            To Seller’s Knowledge, none of current or past operations, or any by-product thereof, and none of the currently or formerly owned property or assets of Seller used in the Pet Treat Business or any assets which is part of the Assets defined herein, is related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Substances.

(ii)           Seller is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of any Release or threatened Release of a Hazardous Substance.

(iii)          The Owned Real Property is not listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action.

(iv)          No work, repair, construction or capital expenditure is required or planned in respect of the Assets pursuant to or to comply with any Environmental Law, nor has the Seller received any written notice of any such requirement.

(e)           Full Disclosure. The Seller has disclosed and made available to the Buyer all information, including without limitation all studies, analyses and test results, in the possession, custody or control of Seller and its Affiliates relating to (i) the environmental conditions on, under or about the Owned Real Property, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stoned or Released by Seller or any other Person at any time on the Owned Real Property, or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the Pet Treat Business; provided, that Seller does not warrant the completeness, accuracy or continuing validity of any such reports or materials.

3.1.23.     [Reserved].

3.1.24.     Confidentiality. Except asset forth on Schedule 3.1.24, the Seller has taken all steps necessary to preserve the confidential nature of all material confidential information (including, without limitation, any proprietary information) with respect to the Pet Treat Business, including but not limited to the manufacturing or marketing of any of the Pet Treat Business products or services.

3.1.25.     No Guarantees. There are no outstanding letters of credit, surety bonds or similar instruments of Seller or any of its Affiliates in connection with the Pet Treat Business or the Assets.

3.1.26.     [Reserved]

3.1.27.     Brokers. Finders, etc. All negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated thereby, have been carried on without the participation of any Person acting on behalf of a Seller in such manner as to give rise to any valid claim against the Buyer or any of its subsidiaries for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller upon consummation of the transactions contemplated hereby or thereby.

3.1.28.     Disclosure. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Seller to the Buyer or its representatives in connection herewith or pursuant hereto” contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Pet Treat Business uniquely) known to Seller that has not been disclosed by Seller to the Buyer that might reasonably be expected to have or result in a Material Adverse Effect.

3.2.          Representations and Warranties of the Buyer. As of the date hereof and as of the Closing Date, the Buyer represents and warrants to Seller as follows:

3.2.1.       Corporate Status; Authorization, etc. Each Buyer Party is a corporation duly organized, validly existing and, in the case of the Buyer, in good standing, under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver its respective Acquisition Agreement and the Collateral Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by each Buyer Party of the Collateral Agreements to which it is a party will have been, duly authorized by all requisite corporate action of such Buyer Party. The Buyer has duly executed and delivered this Agreement and on the Closing Date and each Buyer Party will have duly executed and delivered the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which the Buyer is a party will be, valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. On the Closing Date and each of the Collateral Agreements to which each of the Buyer Parties is a party will be legal, valid and binding obligations of such Buyer Party, enforceable against it in accordance with their respective terms.

3.2.2.       No Conflicts, etc. The execution, delivery and performance by each Buyer Party of its respective Acquisition Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws or other organizational documents of such Buyer Party, (ii) any Applicable Law applicable to such Buyer Party or any of its Affiliates or any of its or their properties or assets or (iii) any contract, agreement or other instrument applicable to such Buyer Party or any of its Affiliates or any of its or their properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of such Buyer Party to perform its obligations under its respective Acquisition Agreement or under any of the Collateral Agreements to which it is a party.

3.2.3.       Brokers. Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyer Parties in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation, except the buyer’s premium, if any, due from Buyer to Snyder Equipment with respect to the equipment used in the Pet Treat Business.

ARTICLE IV

COVENANTS

4.1.          Covenants of  Seller.

4.1.1.       Conduct of Pet Treat Business. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing,  Seller will:

(a)           carry on the Pet Treat Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present Pet Treat Business organization, maintain its properties in good operating condition and repair and preserve its relationship with customers, suppliers and others having Pet Treat Business dealings with it, to the end that its goodwill and ongoing business shall be in all material respects unimpaired following the Closing;

(b)           pay accounts payable and other obligations of the Pet Treat Business when they become due and payable in the ordinary course of business consistent with prior practice;

(c)           perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Pet Treat Business or the Assets, and comply in all material respects with all Applicable Laws applicable to it, the Assets or the Pet Treat Business;

(d)           not enter into or assume any material agreement, contract or instrument relating to the Assets, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof; and

(e)           not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.1.7.

4.1.2.       No Solicitation. During the term of this Agreement, neither the Seller, nor any of their Affiliates or any Person acting on their behalf shall (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the Assets or (ii) furnish or cause to be furnished any non-public information concerning the Assets to any Person (other than the Buyer and its agents and representatives). Seller shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any Asset.

4.1.3.       Access and Information.

(a)           So long as this Agreement remains in effect, Seller will (and will cause each of their Affiliates and their Affiliates’ respective accountants, counsel, consultants, employees and agents to) give the Buyer, the Buyer’s prospective lenders, and their respective accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person’s properties, assets, books, contracts, commitments, reports and records relating to the Assets, as the Buyer shall from time to time reasonably request. In addition, the Seller will permit the Buyer; the Buyer’s prospective lenders, and their respective accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Seller during normal business hours as may be necessary or useful to the Buyer in its review of the properties, assets and business affairs of the Pet Treat Business. The Seller will keep the Buyer generally informed as to the affairs of the Pet Treat Business.

(b)           Seller will retain all books and records relating to the Assets in accordance with Seller’s record retention policies as presently in effect. During the seven-year period beginning on the Closing Date,  Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to the Buyer offering to surrender the same to the Buyer at the Buyer’s expense.

4.1.4.       Financial Statements. Until the Closing, on or before the 21st day of each month, the Seller shall deliver to the Buyer unaudited profit and loss statements of the Pet Treat Business as at and for the monthly period ending the last day of the preceding month (the “Subsequent Monthly Financial Statements”).  At the time that the Subsequent Monthly Financial Statements are delivered to the Buyer, the Seller shall by such delivery be deemed to have made the representations and warranties to the Buyer with respect to such Subsequent Monthly Financial Statements set forth in Section 3.1.4.

4.1.5        Reserved

4.1.6.       Further Actions.

(a)           Seller shall use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the expected Closing Date.

(b)           Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by any of them pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby.

(c)           Seller, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all Consents (including, without limitation, all Governmental Approvals and any Consents required under any Assumed Contract) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby.

(d)           At all times prior to the Closing, Seller shall promptly notify Buyer in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.2 to be satisfied, promptly upon Seller becoming aware of the same.

4.1.7.       Further Assurances. Following the Closing, Seller shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

4.1.8.       Liability for Transfer Taxes. The Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless the Buyer against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Collateral Agreements.  The Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that the Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Buyer under Applicable Law. The Buyer’s preparation of any such Tax Returns shall be subject to  Seller’s approval, which approval shall not be withheld unreasonably.

4.1.9.       [Reserved]

4.1.10.     Environmental Assessment.  Seller shall allow Buyer, without charge, the use of the Phase 1 Environmental assessment prepared for Seller for the Real Property. In addition Seller has permitted environmental consultants and attorneys satisfactory to the Buyer to conduct an environmental assessment of the Owned Real Property, which assessment has been provided to Buyer and which assessment recommends that there is no further assessment in the vicinity of the three identified areas of concern.

4.2.          Covenants of the Buyer.

4.2.1.       Public Announcements. Except as required by Applicable Law, the Buyer shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of  Seller.

4.2.2.       Further Actions.

(a)           The Buyer agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the expected Closing Date.

(b)           The Buyer will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Buyer Parties pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the Buyer Parties’ acquisition of the Assets pursuant to this Agreement, and the consummation of the other transactions contemplated thereby.

(c)           Buyer, as promptly as practicable, will cooperate with Seller in Seller’s efforts to obtain Consents required by an Assumed Contract; provided, however the obligation to obtain such consent shall remain with Seller and Buyer will use all reasonable efforts to obtain any Governmental Approvals, needed by Buyer for the operation of the Pet Treat Business.

(d)           At all times prior to the Closing, the Buyer shall promptly notify  Seller in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.3 to be satisfied, promptly upon becoming aware of the same.

4.2.3.       Further Assurances. Following the Closing, the Buyer shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

4.2.4.       Use of Pet Treat Business Names by Buyer. To the extent the trademarks, service marks, brand names or trade, corporate or Pet Treat Business names of  Seller or of any of  Seller’s Affiliates or are used by the Pet Treat Business or in connection with the Assets on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials (“Marked Materials”) or appear on Inventory at the Closing, the Buyer may use such Marked Materials or sell such Inventory after the Closing Date for a period of 90 days without altering or modifying such Marked Materials or Inventory, or removing such trademarks, service marks, brand names, or trade, corporate or Pet Treat Business names.  Nothing in this Section shall permit Buyer to use the name “MGP Ingredients” or derivatives thereof, and Seller shall remove its corporate signage from the Manufacturing Location within 30 days after the Closing Date.

4.2.5.       No Breach. Buyer shall disclose to Seller any breach of a representation by Seller of any provision of this Agreement or the Collateral Agreement if Robert Scharf or Joseph Connealy had specific, actual and conclusive  knowledge of such breach of a representation at least three days prior to the  Closing Date.  This paragraph shall not impose any duty of inquiry upon Buyer, Robert Scharf or Joseph Connealy and they shall only be deemed to have knowledge of a breach of a representation by Seller if they have incontrovertible evidence of such breach at least three days prior to the Closing. Buyer shall have no obligation to deliver any notice to Seller if Seller is aware of the breach of representation.

4.3.          Certain Post-Closing Covenants.

4.3.1.       Access for Research and Development.  From time to time, Seller may notify Buyer that it requests assistance with the development of a new product or an improvement to one or more of the Seller’s existing products.  Seller shall be responsible for defining the new product or improvement and providing the specifications therefore.  Unless otherwise expressly agreed by the parties in writing, the services to be performed by Buyer shall consist solely of providing operators to run the equipment at the Manufacturing Location and cleaning up following the completion of the project, and shall not include assistance in development or in debugging.  The parties will complete a project engagement form for each such project, substantially in the form agreed by the parties, and in connection with each such project, Seller shall be invoiced an agreed per day fee as set forth in the table below, to include the time for set-up, clean up, any overtime costs in labor and equipment maintenance.  If Seller and Buyer jointly agree in advance that Buyer shall assist in the development or debugging of the new product or improvement, then immediately after the project is completed, Buyer shall provide Seller with a written summary of the information and instructions that it contributed to the project.  Seller shall then provide feedback as necessary and the parties shall finalize the written summary.  The parties will execute any and all additional documents that may be reasonably necessary to effectuate the intentions of the parties under this Section 4.3.1.

Equipment Used to Perform Project	Services Provided By Buyer	Cost
Toshiba Test Injection Molding Machine	None	Seller and Buyer shall maintain a hour log of the use of such machine and shall allocate annually all maintenance costs for the machine based on proportionate use of the machine by Seller and Buyer
TX-57	An operator provided by Buyer will operate the TX-57 and perform preparation and cleanup services consistent with those engaged in during the ordinary course of operating the TX-57; An additional fee will be due from Seller for additional services, including extraordinary preparation and cleanup	$2,000.00
One or more TX-85’s	An operator provided by Buyer will operate the TX-85’s and perform preparation and cleanup services consistent with those engaged in during the ordinary course of operating the TX-85’s; An additional fee will be due from Seller for additional services, including extraordinary preparation and cleanup	$2,500

4.3.2        Minnesota License.  At the request of Buyer, and with the concurrence of the University of Minnesota, Seller shall i) grant Buyer an exclusive sublicense to manufacture, sell and distribute pet products under the Exclusive Patent License Agreement dated October 27, 2003 from the University of Minnesota related which are covered by US Patent #5,321,064 (the “Minnesota License”), which sublicense shall be in a form mutually agreeable to Buyer and Seller, or ii) relinquish, in a mutually agreeable form, all of Seller’s rights under the Minnesota License with respect to pet products.  Seller shall not grant any sublicenses or assignments or voluntarily relinquish any rights specifically with respect to pet products under the Minnesota License without the consent of Buyer.  For the avoidance of doubt, nothing in this Section 4.3.2 shall limit in any manner Seller’s rights with respect to any other field of use under the Minnesota License nor shall it limit the ability of Seller to completely terminate or relinquish its entire rights under the Minnesota License; provided, however, Seller shall give Buyer prior written notice of such termination..

ARTICLE V

CONDITIONS PRECEDENT

5.1.          Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

5.1.1.       No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or the Collateral Agreements, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

5.2.          Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which  Seller agrees to use reasonable good faith efforts to cause to be fulfilled:

5.2.1.       Representations, Performance. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.

5.2.2.       [Reserved]

5.2.3.       Consents.  Seller shall have obtained and shall have delivered to the Buyer copies of (i) all Governmental Approvals required to be obtained by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby or thereby and (ii) all Consents (including, without limitation, all Consents required under any Assumed Contract) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the transactions contemplated thereby and by the Collateral Agreements. In addition, Buyer shall have obtained all Government Approvals necessary for Buyer to operate the Pet Treat Business; provided, that Buyer acknowledges that it will not have received its wastewater permit from the Unified Government of Wyandotte County/Kansas City, Kansas and may operate under Seller’s permit for up to 60 days after Closing.

5.2.4.       No Material Adverse Effect. Except as set forth in Schedule 3.1.8, no event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since January 1, 2009 that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect, including but not limited to any reasonable possibility that Buyer may be forced to honor Seller’s existing wage scale under its collective bargaining agreement.

5.2.5.       Collateral Agreements.  Seller or one of its Affiliates, as the case may be, shall have entered into each of the following agreements with the Buyer:

(a)           a Supply Agreement, in the form attached hereto as Exhibit B, pursuant to which  Seller will purchase Wheatex® from a subsidiary of the Buyer, for a period of three years following the Closing Date;

(b)           a Lease Agreement (the “Lease Agreement”), in the form attached hereto as Exhibit C, pursuant to which Buyer will lease to Seller a portion of the Manufacturing Location during the term of the Supply Agreement; and

(c)           a Joint Ownership Agreement in the form attached hereto as Exhibit D as to the “152” patent.

(d)           an Access Easement Agreement mutually agreeable to the parties burdening the Owned Real Property and benefiting the adjacent tract retained by Seller as referenced in Section 1.2(g).

5.2.6.       Subsequent Monthly Financial Statements. The Buyer shall have received the Subsequent Monthly Financial Statements and the  Subsequent Monthly Financial Statements shall confirm and be consistent in all material respects with the information concerning the Pet Treat Business (including the projected results of operations) previously provided to the Buyer by the Seller prior to the date hereof.

5.2.7.       Opinion of Counsel. The Buyer shall have received an opinion, addressed to it and dated the Closing Date, from counsel to  Seller, in substance and form reasonably satisfactory to the Buyer.

5.2.8.       Corporate Proceedings. All corporate and other proceedings of the Seller in connection with this Agreements and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

5.2.9.       Transfer Documents.  Seller shall have delivered to the Buyer at the Closing all documents, certificates and agreements necessary to transfer to the Buyer good and marketable title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including without limitation:

(a)           a bill of sale, assignment and general conveyance, in form attached hereto as Exhibit E, dated the Closing Date, with respect to the Assets;

(b)           assignment agreements of the Assumed Contract, the Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to the Buyer all of  Seller’s right, title and interest therein and thereto;

(c)           a special warranty deed, dated as of the Closing Date, with respect to the Owned Real Property in the form attached as Exhibit F, together with any necessary transfer declarations or other filings;

(d)           a confidential document which contains a complete and accurate list of all formulas for the pet treats manufactured by Seller as a part of the Pet Treat Business); and

(e).          an Indemnification Agreement as to certain real estate issues involving the Owned Real Property..

5.2.10.     Environmental Assessment. The Buyer shall have completed its environmental assessment, which shall be in form and substance reasonably satisfactory to the Buyer and each of the financial institutions and investors providing financing to the Buyer in connection with the acquisition of the Assets and the consummation of the other transactions contemplated by this Agreement.

5.2.11.     Title Policies. The Buyer shall have received from a nationally recognized title insurance company (the “Title Company”) satisfactory to the Buyer a fee owner’s title insurance policy issued to the

Buyer, and a mortgagee’s policy issued to one or more lenders designated by the Buyer, with respect to the Owned Real Property, in form and substance reasonably satisfactory to the Buyer and the Buyer’s lenders, together with endorsements reasonably requested by the Buyer, including, without limitation, access, zoning, comprehensive, non-imputation and contiguity endorsements, in an amount determined by the Buyer, insuring the Buyer and the Buyer’s lenders and issued as of the Closing Date by the Title Company, showing the Buyer or one of the other Buyer Parties to have a fee simple title to the Owned Real Property subject only to Permitted Liens.  Seller shall have delivered to the Title Company any affidavits or indemnities reasonably and customarily required by the Title Company in connection with the delivery of the owner’s title policies and any mortgagee title policies issued to the Buyer’s lenders.

5.2.12.     Surveys. The Buyer shall have received a survey of the Owned Real Property, dated within 30 days of the Closing Date, prepared by a certified or registered surveyor reasonably acceptable to the Buyer and the Title Company and certified to the Buyer, the Title Company and the Buyer’s lenders, in form and substance reasonably satisfactory to the Buyer, the Title Company and the Buyer’s lenders, complying with the current Minimum  Detail Requirements for ALTA/ACSM Land Title Surveys and (a) setting forth an accurate description of such parcel, (b) locating all improvements, Liens (setting forth the recording information of any recorded instruments), setback lines, alleys, streets and roads, (c) showing any encroachments upon or by any improvements on the Owned Real Property, and (d) showing all dedicated public streets providing access to the Property and the municipal address of any improvements located on the Owned Real Property.

5.2.13.     [Reserved].

5.2.14.     FIRPTA Certificate. The Buyer shall have received a certificate of  Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of  Seller and stating that  Seller is not a “foreign person” within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder.

5.3.          Conditions to Obligations of  Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by  Seller), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable goad faith efforts to cause to be fulfilled:

5.3.1.       Representations. Performance, etc. The representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time. Each Buyer Party shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Each Buyer Parry shall have delivered to  Seller a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

5.3.2.       [Reserved]

5.3.3.       Opinion of Counsel.  Seller shall have received an opinion, addressed to it and dated the Closing Date, of Steven E. Smathers, special counsel for the Buyer, in form and substance reasonably satisfactory to  Seller.

5.3.4.       Corporate Proceedings. All corporate proceedings of each Buyer Party in connection with this Agreement and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to  Seller, and its counsel, and  Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

5.3.5.       Consents and Approvals. The Seller shall have obtained all Consents and Governmental Approvals necessary to consummate the transactions contemplated hereby.

5.3.6.       Collateral Agreements. The Buyer shall have entered into each of the Collateral Agreements to which it is a party.

ARTICLE VI

EMPLOYEES AND EMPLOYEE BENEFIT PLANS

6.1.          Employment of  Seller’s Employees.

(a)           Seller shall pay all amounts due to any Employee or any representative of any Employee working at the Manufacturing Location, including but not limited to any amount arising out of or in connection with the sale of the Assets to Buyer. Seller specifically agrees to indemnify and hold Buyer harmless by and from any claim, obligation., and liability to any Employee or any representative of any Employee.  Neither the Buyer nor any of its Affiliates shall have any liability with respect to any Employee or to any benefit plan for any Employee.  From and after the Closing, the Seller shall remain solely responsible for any and all obligations to Employees, including but not limited to all benefit liabilities in respect of the Employees and their beneficiaries and dependents.

(b)           Buyer specifically reserves the right to establish the terms and conditions of employment for its employees and to hire such persons as its employees as it chooses in its sole discretion.

6.2.          Workers Compensation. From and after the Closing Date, the Seller shall remain solely responsible for any and all claims for workers’ compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date.

ARTICLE VII

TERMINATION

7.1.          Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)           by the written agreement of the Buyer and  Seller;

(b)           by either Seller or the Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Central Standard Time on August 21, 2009, unless such date shall be extended by the mutual written consent of  Seller and the Buyer;

(c)           by the Buyer by written notice to Seller if any of the conditions set forth in Section 5.1 or 5.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. of the Closing Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)           by  Seller by written notice to the Buyer if any of the conditions set forth in Section 5.1 or 5.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. of the Closing Date, unless such failure shall be due to the failure of  Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

7.2.          Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party’s breach of this Agreement.

ARTICLE VIII

DEFINITIONS, MISCELLANEOUS

8.1.          Definition of Certain Terms. The terms defined in this Section 8.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement: this Asset Purchase Agreement, including the Schedules hereto.

Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority to which the Seller is named as a party affecting the Assets.

Assets: as defined in Section 1.1.

Assumed Liabilities: as defined in Section 2.4.

Assumption Agreement: as defined in Section 2.4.

Business Day: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Nebraska are authorized or required to close.

Buyer: as defined in the first paragraph of this Agreement.

Buyer Indemnitees: as defined in Section 8.2(a).

Buyer Party: the Buyer and each of its direct or indirect subsidiaries that execute a joinder to this Agreement and purchase all or a portion of the Assets.

CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

Closing: as defined in Section 2.1.

Closing Date: as defined in Section 2.1.

Code: the Internal Revenue Code of 1986, as amended.

Collateral Agreements: the agreements and other documents and instruments described in Sections 5.2.5 and 5.2.9.

Consent: any consent, approval, authorization or waiver, of any Person (other than the parties and their Affiliates), including but not limited to any Governmental Authority, required in connection with the transactions contemplated by this Agreement or the operation of the Business.

Contract: as defined in Section 3.1.12(a).

Employees: as defined in Section 3.1.23.

Environmental Laws: all Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, without limitation, (i) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

Environmental Liabilities and Costs: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Assets; (ii) the environmental conditions existing on the Closing Date on, under, above, or about the Owned Real Property or any other real properties, assets, equipment or facilities currently or previously owned, leased or operated by Seller, or any of their predecessors or Affiliates in connection with the Pet Treat Business;  (iii) expenditures necessary to cause the Pet Treat Business to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws, as such Environmental Permits and Environmental Laws exist at the time of Closing, and reasonably necessary to make full use of the Owned Real Property as used as of the Closing and (iv) expenditures necessary to remedy the specific issues raised in the Limited Phase II Subsurface Investigation environmental report of URS Corporation to Seller dated July 2009, if such issues are ever raised by the State of Kansas Department of Health and Environment.

Environmental Permits: any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to Seller necessary for the conduct of the Pet Treat Business or the operation of the Assets as currently conducted or previously conducted under any Environmental Law.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Excluded Assets: as defined in Section 1.2.

Excluded Liabilities: as defined in Section 2.5.

Financial Statements: each of the financial statements required to be provided by Section 3.1.4.

GAAP: generally accepted accounting principles as in effect in the United States.

Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrators) of competent jurisdiction, and any self-regulatory organization.

Hazardous Substances: any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

Indemnified Party: as defined in Section 8.2(c).

Indemnifying Party: as defined in Section 8.2(c).

Intellectual Property: any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto”; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) intellectual property rights similar to any of the foregoing; (f) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

Intellectual Property Assets: as defined in Section 1.1(f).

IRS: the Internal Revenue Service.

Knowledge with respect to Seller, means the actual knowledge of Tim Newkirk, Scott Phillips and the manager of the Pet Treat Business and the Owned Real Property.

Leases: means the real property or equipment leases, subleases, licenses and occupancy agreements pursuant to which the Seller is the lessee, sublessee, licensee or occupant of any of the Assets.

Lease Agreement  as defined in Section 5.2.5.

Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

Losses: as defined in Section 8.2(a).

Manufacturing Location: as defined in the WHEREAS clause of this Agreement.

Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the Owned Real Estate, the Pet Treat Business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Pet Treat Business; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect directly attributable to any of the following shall be disregarded:  (i) any adverse change, event, development or effect arising from or relating to (A) general economic conditions, (B) economic and regulatory conditions relating to the pet treat industry, (C) regional, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon anywhere in the world, and (D) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); except, in the case of clauses (A), (B), (C) and (D) above, to the extent any such adverse effect or change disproportionately affects the Pet Treat Business as compared to other pet treat manufacturers; (ii) the taking of any action specifically required by this Agreement; and (iii) any event, circumstance, change or effect that is demonstrated to have resulted from the announcement of the Buyer’s acquisition of Pet Treat Business pursuant to this Agreement.

Operations: each portion of the Pet Treat Business conducted by  Seller.

Owned Intellectual Property: as defined in Section 3.1.19(a).

Owned Real Property: the real property which is a part of the Assets, together with all other structures, facilities, improvements, fixtures, systems and similar items presently or hereafter located thereon attached or appurtenant thereto.

Permitted Liens: any of the following Liens: (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of any Seller in accordance with GAAP; (ii) covenants, restrictions, agreements, rights, easements, rights of way, and similar encumbrances affecting the Real Property and minor irregularities in title all to the extent shown in the title commitment and survey for the Owned Real Property provided by Seller under this Agreement; (iii) Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation; (iv) Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like Liens arising in the ordinary course of a Seller’s business which secure the payment of obligations which are not more than 30 days  past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP and disclosed in this Agreement; (v) zoning restrictions and reservations of mineral rights affecting the Real Property which do not materially interfere with the use of such property, to the extent identified in the title commitment and survey for the Owned Real Estate, and (vi) any easement reserved in writing to Seller for access to the vacant land located north of the Owned Real Property.

Person: any natural person, firm, partnership, association, corporation, company, trust, Pet Treat Business trust, Governmental Authority or other entity.

Pet Treat Business: as defined in the WHEREAS clause of this Agreement.

Pet Treat Income:  the net income, as computed in accordance with GAAP, of Buyer from the sale of pet treat products produced by  Seller prior to Closing to purchasers, who were customers of Seller prior to the Closing, during the periods set forth in Section 2.2(b).

Purchase Price: as defined in Section 2.2.

Real Property: the Owned Real Property.

Real Property Laws: as defined in Section 3.1.21(e).

Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

Remedial Action: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care related to any such Hazardous Substances.

Seller: as defined in the first paragraph of this Agreement.

Subsequent Monthly Financial Statements: as defined in Section 4.1.4.

Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Title Company: as defined in Section 5.2.11.

Transaction Expenses: as defined in Section 8.4.

Treasury Regulations: the regulations prescribed pursuant to the Code.

Withholding Taxes: as defined in Section 3.1.6.(a).

8.2.          Indemnification.

(a)           By  Seller.  Seller covenants and agrees to defend, indemnify and hold harmless the Buyer, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of:

(i)            any inaccuracy of any representation or warranty when made or deemed made  by Seller in this Agreement or any Collateral Agreement;

(ii)           any failure of Seller to perform any covenant or agreement in this Agreement or any Collateral Agreement;

(iii)          any Excluded Liabilities or Excluded Assets ;

(iv)          any and all Taxes of any Seller and all Affiliates thereof;

(v)           any and all liabilities in respect of Employees, including but not limited to any benefit liabilities;

(vi)          all Environmental Liabilities and Costs arising out of the Operations of the Assets prior to the Closing Date or relating to the Excluded Assets; and

(vii)         any product liability claim with respect to products manufactured or sold or events occurring prior to the Closing.

(b)           By the Buyer. The Buyer covenants and agrees to defend, indemnify and hold harmless  Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Losses resulting from or arising out of:

(i)            any inaccuracy in any representation or warranty by Buyer when made or when deemed made in this Agreement or any Collateral Agreement; or

(ii)           any failure of any Buyer Party to perform any covenant or agreement in this Agreement or any Collateral Agreement;

(iii)          the Assumed Liabilities; and

(iv)          the operation of the Pet Treat Business by the Buyer or the Buyer’s ownership, operation or use of the Assets following the Closing Date,

except, in the case of clauses (iii) and (iv), to the extent such Losses result from or arise out of the Excluded Liabilities or constitute Losses for which the Seller are required to indemnify the Buyer Indemnities under Section 8.2(a).

(c)           Indemnification Procedures. In the case of a lawsuit initiated by a third party against a party entitled to indemnification under this Agreement (the “Indemnified”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any lawsuit, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (iii) the omission by an Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially and irreparably damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 8.2 and the records of each shall be available to the other with respect to such defense. No investigation by either party shall diminish or obviate any of the representations and warranties made by either party under this Agreement.

(d)           Time Limitation. All claims for indemnification under clause (i) of the first sentence of Section 8.2(a) or clause (i) of the first sentence of Section 8.2(b) must be asserted within 30 days of the termination of the respective survival periods set forth in Section 8.3.

(e)           Other Limitations:  Notwithstanding anything else in this Agreement:

(i)            The right to indemnification under Section 8.2 is the sole and exclusive remedy for the Indemnified Parties for any contract claim, including a contract claim for breach of any representation, warranty, covenant, agreement or duty of the applicable Indemnifying Parties. The parties specifically retain the right to pursue actions against the other for tort claims, including but not limited to fraud, intentional breaches, willful misconduct and gross negligence.

(ii)           Sellers will have no liability with respect to the claims of Buyer Indemnified Parties for indemnification under Section 8.2(a)(i) until the total of all Losses with respect to such matters exceeds $35,000, in which case Buyer will then be entitled to indemnification for all such Losses; provided, that the foregoing limitation will not apply to Losses arising under Sections 3.1.1, 3.1.2 and 3.1.3 (“Fundamental Losses”).

(iii)          The aggregate liability of Seller with respect to the claims of Buyer Indemnified Parties for indemnification shall be limited to:  3,585,110 with respect to all Losses, other than intentional misrepresentation, gross negligence or fraud.  There shall be no limitation on claims for intentional misrepresentation, gross negligence or fraud and such claims may be brought as tort claims or as contracts claims outside of this Agreement.

(iv)          The amount of any Loss for which indemnification is provided under this Section 8. shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss. The Indemnified Party shall use commercially reasonable efforts to collect any available insurance but shall have no obligation to pursue litigation with respect to an insurance claim; provided, that in such event, the Indemnified Party shall subrogate the Indemnifying Party with respect to any available insurance claims.

(v)           No Indemnified Party shall be indemnified pursuant to this Agreement to the extent that such Indemnified Party’s Losses are increased or extended by the willful misconduct, gross negligence, fraud, violation of Applicable Law or bad faith of such Indemnified Party.

8.3.          Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

(a)           except as set forth in clauses (b) and (c) below, the representations and warranties contained in Section 3.1 and Section 3.2 shall survive for a period of eighteen (18) months following the Closing Date.

(b)           the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.2.1 and 3.2.2 shall survive without limitation; and

(c)           the representations and warranties of  Seller contained in Sections 3.1.6, 3.1.22, and 3.1.24 shall survive for the shorter of (i) the applicable statute of limitations or (ii) seven years following the Closing Date.

8.4.          Expenses. Except as provided in Section 4.1.8,  Seller, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the “Transaction Expenses”), whether or not the transactions contemplated hereby shall be consummated.

8.5.          Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

8.6.          Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.

(i)	if to the Buyer:	Sergeant’s Pet Care Products, Inc.
2625 South 158th Plaza, Suite 100
Omaha, NE 68130-1703
with a copy to:
Steven E. Smathers, Esq.
1601 Elm St, Suite 300
Dallas, Texas 75201

(ii)	if to Seller:	MGP Ingredients, Inc.
Cray Business Plaza
100 Commercial St., P.O. Box 130
Atchison, Kansas 66002-0130
Attn: Tim Newkirk
with a copy to:
Carl Struby, Esq.
Lathrop & Gage LLP
2345 Grand Blvd., Suite 2200
Kansas City, Missouri 64108

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w ) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

8.7.          Miscellaneous.

8.7.1.       Headings; Certain Terms. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.  The words “includes” and “including” are used as words of illustration and not limitation.

8.7.2.       Entire Agreement. This Agreement (including the Schedules hereto) and the Collateral Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

8.7.3.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

8.7.4.       Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Kansas without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.  The Buyer and  Seller hereby irrevocably submit to the jurisdiction of the courts of (i) the State of Nebraska and the Federal courts of the United States of America located in the State, City and County of Douglas and (ii) the State of Kansas and the Federal courts of the United States of America for or located in the State, City and County of Atchison solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Nebraska or Kansas State or Federal court. The Buyer and  Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

8.7.5.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

8.7.6.       Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, provided that the Buyer may assign this Agreement to any Subsidiary of the Buyer or to any lender to the Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, and Seller may assign this Agreement to any lender to Seller or any Subsidiary or Affiliate thereof as security for obligations to such lender, provided, further, that no assignment shall in any way affect the Buyer’s or Seller’s obligations or liabilities under this Agreement.

8.7.7.       No Third Party Beneficiaries. Except as provided in Section 8.2 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

8.7.8.       Amendment: Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The representations and warranties of  Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER:	Sergeant’s Pet Care Products, Inc.

	By:	/s/ Robert Scharf

	Name:	Robert Scharf

	Title:	President

SELLER:	MGP Ingredients, Inc.

	By:	/s/ Timothy W. Newkirk

	Name:	Timothy W. Newkirk

	Title:	President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT